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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement No. 33-58621 (Form S-3) and related Prospectus of RoTech Medical Corporation for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated September 15, 1993, with respect to the consolidated financial statements and schedules of RoTech Medical Corporation as of July 31, 1993 and for each of the two years in the period ended July 31, 1993 included in its Annual Report (Form 10-K) for the year ended July 31, 1994, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP

                                               ERNST & YOUNG LLP

Orlando, Florida

May 2, 1995